Exhibit 10.3

AMENDMENT NO. 3

TO

HOLOGIC, INC.

SECOND AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN

The following amendment to the Hologic, Inc. (the “Corporation”) Second Amended and Restated 1999 Equity Incentive Plan (the “Plan”), upon recommendation of the Compensation Committee, was approved by the Board of Directors of the Corporation on December 9, 2008, and is being made without shareholder approval as such approval is not necessary to comply with any applicable requirement of the laws of the jurisdiction of incorporation of the Corporation, any applicable tax requirement, any applicable rules or regulation of the Securities and Exchange Commission, including Rule 16(b)-3 (or any successor rule thereunder), or the rules and regulations of The Nasdaq Stock Market or any other exchange or stock market over which the Corporation’s securities are listed:

1. Section 12(i) “Amendment of Award” is hereby amended by deleting the last sentence thereof and replacing it with the following:

“Notwithstanding the foregoing, except as provided in Section 5(b), without the prior approval of the Company’s stockholders, neither the Company nor the Board will take any action to amend or modify any Award to lower the award, exercise or conversion price applicable to such Award or otherwise cancel an outstanding Award for the purpose of repricing, replacing or regranting such Award previously granted for cash or other consideration.”

2. Except as amended hereby, the Second Amended and Restated 1999 Equity Incentive Plan shall remain in full force and effect in accordance with its original terms.

Amendments effective as of December 9, 2008